The information in this preliminary pricing supplement is not complete and may be changed. We may not sell these Notes until the pricing supplement, the accompanying product supplement, the index supplement and the accompanying prospectus (collectively, the “Offering Documents”) are delivered in final form. The Offering Documents are not an offer to sell these Notes and we are not soliciting offers to buy these Notes in any state where the offer or sale is not permitted.

Subject to Completion
PRELIMINARY PRICING SUPPLEMENT
Dated October 27, 2023
Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-263376
(To Prospectus dated May 27, 2022,
Index Supplement dated May 27, 2022
and Product Supplement dated May 27, 2022)

UBS AG $• Trigger Autocallable Notes

Linked to the least performing of the MSCI® Emerging Markets IndexSM and the EURO STOXX 50® Index due on or about November 22, 2028

Investment Description

UBS AG Trigger Autocallable Notes (the “Notes”) are unsubordinated, unsecured debt obligations issued by UBS AG (“UBS” or the “issuer”) linked to the least performing of the MSCI® Emerging Markets IndexSM and the EURO STOXX 50® Index (each an “underlying asset” and together the “underlying assets”). UBS will automatically call the Notes (an “automatic call”) if the closing level of each underlying asset on any observation date, including the final valuation date, is equal to or greater than its call threshold level, which is a level of each underlying asset equal to a percentage of its initial level, as indicated below. If the Notes are subject to an automatic call, UBS will pay you on the applicable call settlement date following such observation date a cash payment per Note equal to the “call price”, which is your principal amount plus a call return based on the call return rate, and no further payments will be owed to you under the Notes. The call return increases the longer the Notes are outstanding. If the Notes are not subject to an automatic call and the closing level of each underlying asset on the final valuation date (its “final level”) is equal to or greater than its downside threshold, at maturity, UBS will pay you a cash payment per Note equal to the principal amount. If, however, the Notes are not subject to an automatic call and the final level of at least one underlying asset is less than its downside threshold, at maturity, UBS will pay you a cash payment per Note that is less than the principal amount, if anything, resulting in a percentage loss on your initial investment equal to the percentage decline in the closing level of the underlying asset with the lowest underlying return (the “least performing underlying asset”) from its initial level to its final level and, in extreme situations, you could lose all of your initial investment. Investing in the Notes involves significant risks. You will lose a significant portion or all of your initial investment if the Notes are not subject to an automatic call and the final level of any underlying asset is less than its downside threshold. You will be exposed to the market risk of each underlying asset on each observation date, including the final valuation date, and any decline in the level of one underlying asset may negatively affect your return and will not be offset or mitigated by a lesser decline or any potential increase in the level of any other underlying asset. Higher call return rates are generally associated with a greater risk of loss and a greater risk that the Notes will not be subject to an automatic call. The contingent repayment of principal only applies if you hold the Notes until the maturity date. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its obligations, you may not receive any amounts owed to you under the Notes and you could lose all of your initial investment.

Features

❑

Automatic Call Feature — UBS will automatically call the Notes if the closing level of each underlying asset is equal to or greater than its call threshold level on any observation date, including the final valuation date. If the Notes are subject to an automatic call, UBS will pay on the applicable call settlement date a cash payment per Note equal to the call price for the relevant observation date. The call price increases the longer the Notes are outstanding. Following an automatic call, no further payments will be owed to you on the Notes. If the Notes are not subject to an automatic call, investors will have the potential for downside market risk at maturity.

❑

Contingent Repayment of Principal Amount at Maturity with Potential for Full Downside Market Exposure — If the Notes are not subject to an automatic call and the final level of each underlying asset is equal to or greater than its downside threshold, at maturity, UBS will pay you a cash payment per Note equal to the principal amount. If, however, the Notes are not subject to an automatic call and the final level of any underlying asset is less than its downside threshold, at maturity, UBS will pay you a cash payment per Note that is less than the principal amount, if anything, resulting in a percentage loss on your initial investment that is equal to the underlying return of the least performing underlying asset over the term of the Notes and, in extreme situations, you could lose all of your initial investment. The contingent repayment of principal applies only if you hold the Notes until the maturity date. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS.

Key Dates*

Trade Date**	November 17, 2023
Settlement Date**	November 22, 2023
Observation Dates	Semiannually (beginning after 12 months) (see page 2)
Final Valuation Date	November 17, 2028
Maturity Date	November 22, 2028
*	Expected. See page 2 for additional details.
**

We expect to deliver the Notes against payment on the third business day following the trade date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), trades in the secondary market generally are required to settle in two business days (T+2), unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes in the secondary market on any date prior to two business days before delivery of the Notes will be required, by virtue of the fact that each Note initially will settle in three business days (T+ 3), to specify alternative settlement arrangements to prevent a failed settlement of the secondary market trade.

Notice to investors: the Notes are significantly riskier than conventional debt instruments. The issuer is not necessarily obligated to repay all of your initial investment in the Notes at maturity, and the Notes may have the same downside market risk as that of the least performing underlying asset. This market risk is in addition to the credit risk inherent in purchasing a debt obligation of UBS. You should not purchase the Notes if you do not understand or are not comfortable with the significant risks involved in investing in the Notes.

You should carefully consider the risks described under “Key Risks” beginning on page 4 and under “Risk Factors” beginning on page PS-9 of the accompanying product supplement. Events relating to any of those risks, or other risks and uncertainties, could adversely affect the market value of, and the return on, your Notes. You may lose a significant portion or all of your initial investment in the Notes. The Notes will not be listed or displayed on any securities exchange or any electronic communications network.

Note Offering

The final terms of the Notes will be set on the trade date.

Underlying Assets	Bloomberg Tickers	Call Return Rate*	Initial Levels	Call Threshold Levels	Downside Thresholds	CUSIP	ISIN
MSCI® Emerging Markets IndexSM	MXEF	12.00% per annum	•	90.00% of its Initial Level	75.00% of its Initial Level	90279WNX8	US90279WNX82
EURO STOXX 50® Index	SX5E		•	90.00% of its Initial Level	75.00% of its Initial Level

* The call return is based on the call return rate and will vary depending on whether, and if called, the call settlement date on which, the Notes are called.

The estimated initial value of the Notes as of the trade date is expected to be between $940.00 and $970.00. The range of the estimated initial value of the Notes was determined on the date hereof by reference to UBS’ internal pricing models, inclusive of the internal funding rate. For more information about secondary market offers and the estimated initial value of the Notes, see “Key Risks — Estimated Value Considerations” and “— Risks Relating to Liquidity and Secondary Market Price Considerations” beginning on page 6 herein.

See “Additional Information About UBS and the Notes” on page ii. The Notes will have the terms set forth in the accompanying product supplement relating to the Notes, dated May 27, 2022, the accompanying prospectus dated May 27, 2022 and this document.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Notes or passed upon the adequacy or accuracy of this document, the accompanying product supplement, the index supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The Notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Offering of Notes	Issue Price to Public		Underwriting Compensation(1)		Proceeds to UBS AG(1)(2)
	Total	Per Note	Total	Per Note	Total	Per Note
Notes linked to the least performing of the MSCI® Emerging Markets IndexSM and the EURO STOXX 50® Index	$•	$1,000.00	$•	$0.00	$•	$1,000.00

(1) All sales of the Notes will be made to certain fee-based advisory accounts for which an unaffiliated third-party is an advisor. Our affiliate UBS Securities LLC will pay one or more unaffiliated third-party dealers a structuring fee of $8.00 per Note with respect to some or all of the Notes.

(2) The structuring fee will be deducted from amounts remitted to UBS.

UBS Securities LLC	UBS Investment Bank

Additional Information About UBS and the Notes

UBS has filed a registration statement (including a prospectus, as supplemented by an index supplement and a product supplement for the Notes) with the Securities and Exchange Commission (the “SEC”), for the Notes to which this document relates. You should read these documents and any other documents relating to the Notes that UBS has filed with the SEC for more complete information about UBS and the Notes. You may obtain these documents for free from the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001114446.

You may access these documents on the SEC website at www.sec.gov as follows:

♦Market-Linked Securities product supplement dated May 27, 2022:
http://www.sec.gov/Archives/edgar/data/0001114446/000183988222011628/ubs2000004208_424b2-04373.htm

♦Index Supplement dated May 27, 2022:
http://www.sec.gov/Archives/edgar/data/1114446/000183988222011632/ubs_index-supplement.htm

♦Prospectus dated May 27, 2022:
http://www.sec.gov/Archives/edgar/data/1114446/000119312522162430/d632731d424b3.htm

References to “UBS”, “we”, “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries and references to the “Trigger Autocallable Notes” or the “Notes” refer to the Notes that are offered hereby. Also, references to the “accompanying product supplement” or “Market-Linked Securities product supplement” mean the UBS product supplement, dated May 27, 2022, references to the “index supplement” mean the UBS index supplement, dated May 27, 2022 and references to the “accompanying prospectus” mean the UBS prospectus, titled “Debt Securities and Warrants”, dated May 27, 2022.

This document, together with the documents listed above, contains the terms of the Notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including all other prior pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Key Risks” herein and in “Risk Factors” in the accompanying product supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors concerning an investment in the Notes.

If there is any inconsistency between the terms of the Notes described in the accompanying prospectus, the accompanying product supplement, the index supplement and this document, the following hierarchy will govern: first, this document; second, the accompanying product supplement; third, the index supplement; and last, the accompanying prospectus.

UBS reserves the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any changes to the terms of the Notes, UBS will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case UBS may reject your offer to purchase.

ii

Investor Suitability

The Notes may be suitable for you if:

♦You fully understand the risks inherent in an investment in the Notes, including the risk of loss of a significant portion or all of your initial investment.

♦You understand and accept that an investment in the Notes is linked to the performance of the least performing underlying asset and not a basket of the underlying assets, that you will be exposed to the individual market risk of each underlying asset on each observation date, including the final valuation date, and that you will lose a significant portion or all of your initial investment if the final level of any underlying asset is less than its downside threshold.

♦You can tolerate a loss of a significant portion or all of your initial investment and are willing to make an investment that may have the same downside market risk as that of a hypothetical investment in the least performing underlying asset or the stocks comprising the least performing underlying asset (its “underlying constituents”).

♦You are willing to invest in the Notes based on the call threshold levels and downside thresholds specified on the cover hereof.

♦You believe that the closing level of each underlying asset will be equal to or greater than its call threshold level on one of the specified observation dates, including the final valuation date, and you believe that the level of each underlying asset will appreciate over the term of the Notes by a percentage that is less than the applicable call return.

♦You understand and accept that you will not participate in any appreciation in the level of any of the underlying assets and that your potential return is limited to the call return (which increases the longer the Notes remain outstanding), and you are willing to invest in the Notes based on the call return rate indicated on the cover hereof.

♦You can tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the levels of the underlying assets.

♦You do not seek current income from your investment and are willing to forgo any dividends paid on the underlying constituents.

♦You are willing to invest in Notes that may be subject to an automatic call and you are otherwise willing to hold such Notes to maturity and accept that there may be little or no secondary market for the Notes.

♦You understand and are willing to accept the risks associated with the underlying assets.

♦You are willing to assume the credit risk of UBS for all payments under the Notes, and understand that if UBS defaults on its obligations you may not receive any payments due to you including any repayment of principal.

♦You understand that the estimated initial value of the Notes determined by our internal pricing models is lower than the issue price and that should UBS Securities LLC or any affiliate make secondary markets for the Notes, the price (not including their customary bid-ask spreads) will temporarily exceed the internal pricing model price.

The Notes may not be suitable for you if:

♦You do not fully understand the risks inherent in an investment in the Notes, including the risk of loss of a significant portion or all of your initial investment.

♦You do not understand or are unwilling to accept that an investment in the Notes is linked to the performance of the least performing underlying asset and not a basket of the underlying assets, that you will be exposed to the individual market risk of each underlying asset on each observation date, including the final valuation date, or that you will lose a significant portion or all of your initial investment if the final level of any underlying asset is less than its downside threshold.

♦You cannot tolerate a loss of a significant portion or all of your initial investment or you are not willing to make an investment that may have the same downside market risk as that of a hypothetical investment in the least performing underlying asset or its underlying constituents.

♦You are unwilling to invest in the Notes based on the call threshold levels or downside thresholds specified on the cover hereof.

♦You believe that the closing level of at least one of the underlying assets will decline during the term of the Notes and is likely to be less than its call threshold level on the specified observation dates, including the final valuation date, or that the level of each underlying asset will appreciate over the term of the Notes by a percentage that is greater than the applicable call return.

♦You believe that the final level of any underlying asset will be less than its downside threshold.

♦You seek an investment that participates in the appreciation in the levels of the underlying assets or that has unlimited return potential, or you are unwilling to invest in the Notes based on the call return rate indicated on the cover hereof.

♦You cannot tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the levels of the underlying assets.

♦You seek current income from your investment or prefer to receive any dividends paid on the underlying constituents.

♦You are unable or unwilling to hold Notes that may be subject to an automatic call, or you are otherwise unable or unwilling to hold such Notes to maturity or you seek an investment for which there will be an active secondary market.

♦You do not understand or are unwilling to accept the risks associated with the underlying assets.

♦You are not willing to assume the credit risk of UBS for all payments under the Notes, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances. You are urged to consult your investment, legal, tax, accounting and other advisors and carefully consider the suitability of an investment in the Notes in light of your particular circumstances. You should review “Information About the Underlying Assets” herein for more information on the underlying assets. You should also review carefully the “Key Risks” section herein for risks related to an investment in the Notes.

Preliminary Terms

Issuer	UBS AG London Branch
Principal Amount	$1,000 per Note
Term

Approximately 5 years, unless subject to an automatic call. In the event that we make any change to the expected trade date and settlement date, the calculation agent may adjust the observation dates and call settlement dates (including the final valuation date and maturity date) to ensure that the stated term of the Notes remains the same.

Underlying Assets	The MSCI® Emerging Markets IndexSM and the EURO STOXX 50® Index
Automatic Call Feature

UBS will automatically call the Notes if the closing level of each underlying asset on any observation date, including the final valuation date, is equal to or greater than its call threshold level.

If the Notes are subject to an automatic call, UBS will pay you on the call settlement date a cash payment per Note equal to the call price for the relevant observation date. Following an automatic call, no further payments will be made on the Notes.

Call Return Rate	12.00% per annum
Call Return	The call return increases the longer the Notes are outstanding and is based upon the call return rate.
Call Price	The call price equals the principal amount per Note plus the applicable call return.

The table below reflects the call return rate of 12.00% per annum.

Observation Date(1)	Call Settlement Date(1)(2)	Call Return	Call Price (per Note)
November 25, 2024	November 29, 2024	12.00%	$1,120.00
May 19, 2025	May 22, 2025	18.00%	$1,180.00
November 17, 2025	November 20, 2025	24.00%	$1,240.00
May 18, 2026	May 21, 2026	30.00%	$1,300.00
November 17, 2026	November 20, 2026	36.00%	$1,360.00
May 17, 2027	May 20, 2027	42.00%	$1,420.00
November 17, 2027	November 22, 2027	48.00%	$1,480.00
May 17, 2028	May 22, 2028	54.00%	$1,540.00
Final Valuation Date	Maturity Date	60.00%	$1,600.00

Payment at Maturity (per Note)

If the Notes are not subject to an automatic call and the final level of each underlying asset is equal to or greater than its downside threshold, UBS will pay you a cash payment equal to:

Principal Amount of $1,000

If the Notes are not subject to an automatic call and the final level of any underlying asset is less than its downside threshold, UBS will pay you a cash payment that is less than the principal amount, if anything, equal to:

$1,000 × (1 + Underlying Return of the Least Performing Underlying Asset)

In this scenario, you will suffer a percentage loss on your initial investment equal to the underlying return of the least performing underlying asset, regardless of the underlying return of any other underlying asset and, in extreme situations, you could lose all of your initial investment.

Underlying Return	With respect to each underlying asset, the quotient, expressed as a percentage, of the following formula: Final Level – Initial Level Initial Level
Least Performing Underlying Asset	The underlying asset with the lowest underlying return as compared to any other underlying asset.
Call Threshold Level(3)	A specified level of each underlying asset that is equal to a percentage of its initial level, as specified on the cover hereof.
Downside Threshold(3)	A specified level of each underlying asset that is less than its respective initial level, equal to a percentage of its initial level, as specified on the cover hereof.
Initial Level(3)	The closing level of each underlying asset on the trade date.
Final Level(3)	The closing level of each underlying asset on the final valuation date.

(1) Subject to the market disruption event provisions set forth in the accompanying product supplement.

(2) Three business day(s) following each observation date, except that the call settlement date for the final valuation date is the maturity date.

(3) As determined by the calculation agent and as may be adjusted as described under “General Terms of the Securities — Discontinuance of, Adjustments to, or Benchmark Event or Change in Law Affecting, an Underlying Index; Alteration of Method of Calculation” in the accompanying product supplement.

Investment Timeline

Trade Date	The initial level of each underlying asset is observed and the final terms of the Notes are set.

Observation Dates (Semiannually, beginning after 12 months)

The Notes will be subject to an automatic call if the closing level of each underlying asset on any observation date, including the final valuation date, is equal to or greater than its call threshold level.

If the Notes are subject to an automatic call, UBS will pay you on the call settlement date a cash payment per Note equal to the call price for the relevant observation date. Following an automatic call, no further payments will be made on the Notes.

Maturity Date

The final level of each underlying asset is observed on the final valuation date, the underlying return of each underlying asset is calculated and the least performing underlying asset is determined.

If the Notes are not subject to an automatic call and the final level of each underlying asset is equal to or greater than its downside threshold, UBS will pay you a cash payment per Note equal to:

Principal Amount of $1,000

If the Notes are not subject to an automatic call and the final level of any underlying asset is less than its downside threshold, UBS will pay you a cash payment per Note that is less than the principal amount, if anything, equal to:

$1,000 × (1 + Underlying Return of the Least Performing Underlying Asset)

In this scenario, you will suffer a percentage loss on your initial investment equal to the underlying return of the least performing underlying asset, regardless of the underlying return of any other underlying asset and, in extreme situations, you could lose all of your initial investment.

Investing in the Notes involves significant risks. You may lose a significant portion or all of your initial investment. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its obligations, you may not receive any amounts owed to you under the Notes and you could lose all of your initial investment.

You will lose a significant portion or all of your initial investment if the Notes are not subject to an automatic call and the final level of any underlying asset is less than its downside threshold. You will be exposed to the market risk of each underlying asset on each observation date, including the final valuation date, and any decline in the level of one underlying asset may negatively affect your return and will not be offset or mitigated by a lesser decline or any potential increase in the level of any other underlying asset.

Key Risks

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to a hypothetical investment in the least performing underlying asset. Some of the key risks that apply to the Notes are summarized below, but we urge you to read the more detailed explanation of risks relating to the Notes in the “Risk Factors” section of the accompanying product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors concerning an investment in the Notes.

Risks Relating to Return Characteristics

♦Risk of loss at maturity — The Notes differ from ordinary debt securities in that UBS will not necessarily repay the full principal amount of the Notes at maturity. If the Notes are not subject to an automatic call and the final level of any underlying asset is less than its downside threshold, you will lose a percentage of your principal amount equal to the underlying return of the least performing underlying asset and in extreme situations, you could lose all of your initial investment.

♦The contingent repayment of principal applies only if you hold your Notes to maturity — You should be willing to hold your Notes to maturity. If you are able to sell your Notes prior to an automatic call or maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the level of each underlying asset at such time is equal to or greater than its downside threshold. All payments on the Notes are subject to the creditworthiness of UBS.

♦No interest payments — UBS will not pay any interest with respect to the Notes.

♦Your potential return on the Notes is limited to any call return, you will not participate in any appreciation in the level of any underlying asset or underlying constituents and you will not have the same rights as holders of any underlying constituents — The return potential of the Notes is limited to the pre-specified call return resulting from an automatic call, regardless of any appreciation in the level of the underlying assets. The Notes will only be subject to an automatic call if the closing level or the final level, as applicable, of each underlying asset on an observation date is equal to or greater than its call threshold level. Because the call return increases the longer the Notes have been outstanding, the call price payable with respect to earlier observation dates is less than the call price payable with respect to later observation dates. The earlier the Notes are subject to an automatic call, the lower your return will be. Because the Notes may be subject to an automatic call as early as the first potential call settlement date, the total return on the Notes could be less than if the Notes remained outstanding until maturity. Further, if the Notes are not subject to an automatic call and the final level of any underlying asset is less than its downside threshold, you will be subject to the decline in the level of the least performing underlying asset even though you cannot participate in any appreciation in the level of any underlying asset. As a result, the return on an investment in the Notes could be less than the return on a hypothetical investment in any or all of the underlying assets or underlying constituents. In addition, as an owner of the Notes, you will not have voting rights or any other rights of a holder of any underlying constituents.

♦A higher call return rate or lower downside thresholds or call threshold levels may reflect greater expected volatility of each of the underlying assets, and greater expected volatility generally indicates an increased risk of loss at maturity — The economic terms for the Notes, including the call return rate, call threshold levels and downside thresholds, are based, in part, on the expected volatility of each underlying asset at the time the terms of the Notes are set. “Volatility” refers to the frequency and magnitude of changes in the level of each underlying asset. The greater the expected volatility of each of the underlying assets as of the trade date, the greater the expectation is as of that date that the closing level or final level, as applicable, of each underlying asset could be less than its call threshold level on the observation dates (including the final valuation date) and that the final level of each underlying asset could be less than its respective downside threshold and, as a consequence, indicates an increased risk of the Notes not being subject to an automatic call and an increased risk of loss, respectively. All things being equal, this greater expected volatility will generally be reflected in a higher call return rate than the yield payable on our conventional debt securities with a similar maturity or on otherwise comparable securities, and/or lower downside thresholds and/or call threshold levels than those terms on otherwise comparable securities. Therefore, a relatively higher call return rate may indicate an increased risk of loss. Further, relatively lower downside thresholds and/or call threshold levels may not necessarily indicate that the Notes have a greater likelihood of a return of principal at maturity and/or paying the call price. You should be willing to accept the downside market risk of the least performing underlying asset and the potential to lose a significant portion or all of your initial investment.

♦Reinvestment risk — The Notes will be subject to an automatic call if the closing level of each underlying asset is equal to or greater than its call threshold level on any observation date, including the final valuation date, as set forth herein. Because the call threshold levels are less than the initial level of each underlying asset, the Notes will be subject to an automatic call unless the closing level of any underlying asset declines to less than its call threshold level on any observation date. Because the Notes could be subject to an automatic call as early as the first potential call settlement date, the term of your investment may be limited. In the event that the Notes are subject to an automatic call, there is no guarantee that you would be able to reinvest the proceeds at a comparable rate of return and/or with a comparable call return rate for a similar level of risk. In addition, to the extent you are able to reinvest such proceeds in an investment comparable to the Notes, you may incur transaction costs such as dealer discounts and hedging costs built into the price of the new securities. Generally, however, the longer the Notes remain outstanding, the less likely the Notes will be subject to an automatic call due to the decline in the level of one or more underlying assets and the shorter time remaining for the level of each such underlying asset to recover. Such periods generally coincide with a period of greater risk of principal loss on your Notes.

Risks Relating to Characteristics of the Underlying Assets

♦You are exposed to the market risk of each underlying asset — Your return on the Notes is not linked to a basket consisting of the underlying assets. Rather, it will be contingent upon the performance of each individual underlying asset. Unlike an instrument with a return linked to a basket of assets, in which risk is mitigated and diversified among all of the components of the basket, you will be exposed equally to the risks related to each underlying asset. Poor performance by any one of the underlying assets over the term of the Notes will negatively affect your return and will not be offset or mitigated by a positive performance by any other underlying asset. For instance, you will receive a negative return equal to the underlying return of the least performing underlying asset if the Notes are not automatically called and the final level of one underlying asset is less than its downside threshold, even if the underlying return of each other underlying asset is positive or has not declined as much. Accordingly, your investment is subject to the market risk of each underlying asset.

♦Because the Notes are linked to the least performing underlying asset, you are exposed to a greater risk of not receiving the call return and losing a significant portion or all of your initial investment at maturity than if the Notes were linked to a single underlying asset — The risk that you will not receive the call return and will lose a significant portion or all of your initial investment in the Notes is greater if you invest in the Notes than the risk of investing in substantially similar securities that are linked to the performance of only one underlying asset. With more underlying assets, it is more likely that the closing level or final level, as applicable, of an underlying asset will be less than its call threshold level or downside threshold on any observation date or the final valuation date, respectively, than if the Notes were linked to a single underlying asset. In addition, the lower the correlation between a pair of underlying assets, the greater the likelihood that one of the underlying assets will decline to a closing level or final level, as applicable, that is less than its call threshold level or downside threshold on any observation date or on the final valuation date, respectively. Although the correlation of the underlying assets’ performance may change over the term of the Notes, the economic terms of the Notes, including the call return rate, downside thresholds and call threshold levels are determined, in part, based on the correlation of the underlying assets’ performance calculated using our internal models at the time when the terms of the Notes are finalized. All things being equal, a higher call return rate and lower downside thresholds and call threshold levels are generally associated with lower correlation of the underlying assets. Therefore, if the performance of a pair of underlying assets is not correlated to each other or is negatively correlated, the risk that you will not receive any call return and that the final level of any underlying asset will be less than its downside threshold is even greater despite lower call threshold levels and downside thresholds, respectively. Therefore, it is more likely that you will not receive any call return, that the final level of any underlying asset will be less than its downside threshold and that you will lose a significant portion or all of your initial investment at maturity.

♦Market risk — The return on the Notes, which may be negative, is directly linked to the performance of the underlying assets and indirectly linked to the performance of the underlying constituents and their issuers (the “underlying constituent issuers”). The levels of the underlying assets can rise or fall sharply due to factors specific to each underlying asset or its underlying constituents, such as stock or commodity price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock and commodity market volatility and levels, interest rates and economic, political and other conditions. Recently, the coronavirus infection has caused volatility in the global financial markets and a slowdown in the global economy. Coronavirus or any other communicable disease or infection may adversely affect the underlying constituent issuers and, therefore, the underlying assets. You, as an investor in the Notes, should conduct your own investigation into the underlying assets and underlying constituents.

♦There can be no assurance that the investment view implicit in the Notes will be successful — It is impossible to predict whether and the extent to which the levels of the underlying assets will rise or fall. There can be no assurance that the closing level or final level, as applicable, of each underlying asset will be equal to or greater than its call threshold level on any observation date (including the final valuation date)or, if the Notes are not subject to an automatic call, that the final level of each underlying asset will be equal to or greater than its downside threshold. The levels of the underlying assets will be influenced by complex and interrelated political, economic, financial and other factors that affect the underlying constituent issuers. You should be willing to accept the downside risks associated with each underlying asset in general and its underlying constituents in particular, and the risk of losing a significant portion or all of your initial investment.

♦Changes affecting an underlying asset, including regulatory changes, could have an adverse effect on the market value of, and return on, your Notes — The policies of any index sponsor as specified under “Information About the Underlying Assets” (each, an “index sponsor”), concerning additions, deletions and substitutions of the underlying constituents and the manner in which such index sponsor takes account of certain changes affecting those underlying constituents may adversely affect the level of the applicable underlying asset. The policies of an index sponsor with respect to the calculation of the applicable underlying asset could also adversely affect the level of such underlying asset. An index sponsor may discontinue or suspend calculation or dissemination of the applicable underlying asset. Further, indices like each underlying asset have been, and continue to be, the subject of regulatory guidance and proposal for reform, including the European Union’s Regulation (EU) 2016/1011. The occurrence of a benchmark event (as defined in the accompanying product supplement under “General Terms of the Securities — Discontinuance of, Adjustments to, or Benchmark Event or Change in Law Affecting, an Underlying Index; Alteration of Method of Calculation”), such as the failure of a benchmark (the applicable underlying asset) or the administrator (its index sponsor) or user of a benchmark (such as UBS), to comply with the authorization, equivalence or other requirements of the benchmarks regulation, may result in the discontinuation of the relevant benchmark or a prohibition on its use. If these or other events occur, then the calculation agent may select a successor index, reference a replacement basket or use an alternative method of calculation, in each case, in a manner it considers appropriate, or, if it determines that no successor index, replacement basket or alternative method of calculation would be comparable to the original underlying asset, it may deem the closing level of the original underlying asset on the trading day immediately prior to the date of such event to be its closing level on each applicable date. Such events and the potential adjustments are described further in the accompanying product supplement under “— Discontinuance of, Adjustments to, or Benchmark Event or Change in Law Affecting, an Underlying Index; Alteration of Method of Calculation”. Notwithstanding the ability of the calculation agent to make any of the foregoing adjustments, any such change or event could adversely affect the market value of, and return on, the Notes.

♦UBS cannot control actions by the index sponsors and the index sponsors have no obligation to consider your interests — UBS and its affiliates are not affiliated with the index sponsors and have no ability to control or predict their actions, including any errors in or discontinuation of public disclosure regarding methods or policies relating to the calculation of the underlying assets. The index sponsors are not involved in the Notes offering in any way and has no obligation to consider your interest as an owner of the Notes in taking any actions that might affect the market value of, and return on, your Notes.

♦The MSCI® Emerging Markets IndexSM and EURO STOXX 50® Index reflects price return, not total return — The return on the Notes is based on the performance of the MSCI® Emerging Markets IndexSM and EURO STOXX 50® Index, which reflects the changes in the market prices of its underlying constituents. The MSCI® Emerging Markets IndexSM and EURO STOXX 50® Index is not a “total return” index or strategy, which, in addition to reflecting those price returns, would also reflect any dividends paid on its underlying constituents. The return on the Notes will not include such a total return feature or dividend component.

♦The Notes are subject to currency exchange rate risks — The Notes are subject to currency exchange rate risks because the MSCI® Emerging Markets IndexSM is comprised of stocks that are traded and quoted in non-U.S. currencies on non-U.S. markets. The prices of the underlying constituents are converted into U.S. dollars for purposes of calculating the level of such index. As a result, holders of the Notes will be exposed to currency exchange rate risk with respect to each of the currencies represented in such index. The values of the currencies of the underlying constituents of such index may be subject to a high degree of fluctuation due to changes in interest rates, the effects of monetary policies issued by the United States, non-U.S. governments, central banks or supranational entities, the imposition of currency controls or other national or global political or economic developments. The level of such index will depend on the extent to which the relevant non-U.S. currencies strengthen or weaken against the U.S. dollar and the relative weight of each of its non-U.S. constituents. If, taking into account such weighting, the U.S. dollar strengthens against the relevant non-U.S. currencies, the value of the applicable underlying constituents, and therefore the level of such index, and the market value of, and return on, the Notes, may be adversely affected.

♦The Notes are subject to risks associated with non-U.S. securities markets — The Notes are subject to risks associated with non-U.S. securities markets because the MSCI® Emerging Markets IndexSM and EURO STOXX 50® Index is comprised of stocks that are traded in one or more non-U.S. securities markets. Investments linked to the value of non-U.S. equity securities involve particular risks. Any non-U.S. securities market may be less liquid, more volatile and affected by global or domestic market developments in a different way than are the U.S. securities market or other non-U.S. securities markets. Both government intervention in a non-U.S. securities market, either directly or indirectly, and cross-shareholdings in non-U.S. companies, may affect trading prices and volumes in that market. Also, there is generally less publicly available information about non-U.S. companies than about U.S. companies that are subject to the reporting requirements of the SEC. Further, non-U.S. companies are likely subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies. The prices of securities in a non-U.S. country are subject to political, economic, financial and social factors that are unique to such non-U.S. country's geographical region. These factors include: recent changes, or the possibility of future changes, in the applicable non-U.S. government's economic and fiscal policies; the possible implementation of, or changes in, currency exchange laws or other laws or restrictions applicable to non-U.S. companies or investments in non-U.S. equity securities; fluctuations, or the possibility of fluctuations, in currency exchange rates; and the possibility of outbreaks of hostility, political instability, natural disaster or adverse public health developments. The United Kingdom ceased to be a member of the European Union on January 31, 2020 (an event commonly referred to as “Brexit”). The effect of Brexit remains uncertain, and, among other things, Brexit has contributed, and may continue to contribute, to volatility in the prices of securities of companies located in Europe (or elsewhere) and currency exchange rates, including the valuation of the euro and British pound in particular. Any one of these factors, or the combination of more than one of these or other factors, could negatively affect such non-U.S. securities market and the prices of securities therein. Further, geographical regions may react to global factors in different ways, which may cause the prices of securities in a non-U.S. securities market to fluctuate in a way that differs from those of securities in the U.S. securities market or other non-U.S. securities markets. Non-U.S. economies may also differ from the U.S. economy in important respects, including growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency, which may have a positive or negative effect on non-U.S. securities prices.

The Notes may also be subject to regulatory risks, including sanctions, because the MSCI® Emerging Markets IndexSM and EURO STOXX 50® Index is comprised, at least in part, of stocks that are traded in one or more non-U.S. securities markets. For instance, pursuant to U.S. executive orders, U.S. persons are prohibited from engaging in transactions in publicly traded securities of certain companies that are determined to be linked to the military, intelligence and security apparatus of the People’s Republic of China. The prohibition also covers any securities that are derivative of, or are designed to provide investment exposure to, such securities. Actions taken by an index sponsor in response to any such developments could adversely affect the performance of the MSCI® Emerging Markets IndexSM and EURO STOXX 50® Index and, as a result, the market value of, and return on the Notes. Additionally, following certain events, if the calculation agent determines that a change in law has occurred or would have occurred but for a decision by its index sponsor to modify or reconstitute its index, then the calculation agent may select a successor index, reference a replacement basket or use an alternative method of calculation, in each case, in a manner it considers appropriate, or, if it determines that no successor index, replacement basket or alternative method of calculation would achieve an equitable result, it may deem the underlying asset’s closing level on the trading day immediately prior to the date of such event to be its closing level on each applicable date. For additional information, see the section “General Terms of the Securities — Discontinuance of, Adjustments to, or Benchmark Event or Change in Law Affecting, an Underlying Index; Alteration of Method of Calculation” in the accompanying product supplement.

♦The Notes are subject to emerging markets risks — The Notes are subject to risks associated with emerging market companies and emerging securities markets because the MSCI® Emerging Markets IndexSM is comprised of the stocks of emerging market companies that are traded on various emerging market exchanges. Generally, emerging market securities markets may be more volatile than U.S. or other, developed non-U.S. securities markets, and market developments may affect emerging markets differently from U.S. and other, developed non-U.S. securities markets. Direct or indirect government intervention to stabilize these emerging markets, as well as cross shareholdings in emerging market companies, may affect trading prices and volumes in those markets. There is generally less publicly available information about emerging market companies than about those U.S. companies that are subject to the reporting requirements of the SEC, and emerging market companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies. Securities prices in emerging market countries are subject to political, economic, financial and social factors that may be unique to the particular country. These factors, which could negatively affect the emerging securities markets, include the possibility of recent or future changes in the emerging market government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to emerging market companies or investments in emerging market equity securities and the possibility of fluctuations in the rate of exchange between currencies. Moreover, certain aspects of a particular emerging market economy may differ favorably or unfavorably from the U.S. economy in important respects, such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

The Notes may also be subject to regulatory risks, including sanctions, because the MSCI® Emerging Markets IndexSM is comprised, at least in part, of stocks that are traded in one or more non-U.S. securities markets. For instance, pursuant to U.S. executive orders, U.S. persons are prohibited from engaging in transactions in publicly traded securities of certain companies that are determined to be linked to the military, intelligence and security apparatus of the People’s Republic of China. The prohibition also covers any securities that are derivative of, or are designed to provide investment exposure to, such securities. Actions taken by an index sponsor in response to any such developments could adversely affect the performance of the MSCI® Emerging Markets IndexSM and, as a result, the market value of, and return on the Notes. Additionally, following certain events, if the calculation agent determines that a change in law has occurred or would have occurred but for a decision by its index sponsor to modify or reconstitute its index, then the calculation agent may select a successor index, reference a replacement basket or use an alternative method of calculation, in each case, in a manner it considers appropriate, or, if it determines that no successor index, replacement basket or alternative method of calculation would achieve an equitable result, it may deem the underlying asset’s closing level on the trading day immediately prior to the date of such event to be its closing level on each applicable date. For additional information, see the section “General Terms of the Securities — Discontinuance of, Adjustments to, or Benchmark Event or Change in Law Affecting an Underlying Index; Alteration of Method of Calculation” in the accompanying product supplement.

♦The EURO STOXX 50® Index will not be adjusted for changes in currency exchange rates relative to the U.S. dollar even though its underlying constituents are traded in a non-U.S. currency and the Notes are denominated in U.S. dollars — The value of the Notes will not be adjusted for currency exchange rate fluctuations between the U.S. dollar and the currencies in which the underlying constituents of the EURO STOXX 50® Index are based. Therefore, if the applicable currencies appreciate or depreciate relative to the U.S. dollar over the term of the Notes, you will not receive any additional payment or incur any reduction in your return on the Notes.

Estimated Value Considerations

♦The issue price you pay for the Notes will exceed their estimated initial value — The issue price you pay for the Notes will exceed their estimated initial value as of the trade date due to the inclusion in the issue price of the underwriting compensation, hedging costs, issuance and other costs and projected profits. As of the close of the relevant markets on the trade date, we will determine the estimated initial value of the Notes by reference to our internal pricing models and it will be set forth in the final pricing supplement. The pricing models used to determine the estimated initial value of the Notes incorporate certain variables, including the levels and volatility of the underlying assets and underlying constituents, any expected dividends on the underlying constituents, the correlation of the underlying assets, prevailing interest rates, the term of the Notes and our internal funding rate. Our internal funding rate is typically lower than the rate we would pay to issue conventional fixed or floating rate debt securities of a similar term. The underwriting compensation, hedging costs, issuance and other costs, projected profits and the difference in rates will reduce the economic value of the Notes to you. Due to these factors, the estimated initial value of the Notes as of the trade date will be less than the issue price you pay for the Notes.

♦The estimated initial value is a theoretical price; the actual price at which you may be able to sell your Notes in any secondary market (if any) at any time after the trade date may differ from the estimated initial value — The value of your Notes at any time will vary based on many factors, including the factors described above and in “— Risks Relating to Characteristics of the Underlying Assets — Market risk” above and is impossible to predict. Furthermore, the pricing models that we use are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, after the trade date, if you attempt to sell the Notes in the secondary market, the actual value you would receive may differ, perhaps materially, from the estimated initial value of the Notes determined by reference to our internal pricing models. The estimated initial value of the Notes does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Notes in any secondary market at any time.

♦Our actual profits may be greater or less than the differential between the estimated initial value and the issue price of the Notes as of the trade date — We may determine the economic terms of the Notes, as well as hedge our obligations, at least in part, prior to the trade date. In addition, there may be ongoing costs to us to maintain and/or adjust any hedges and such hedges are often imperfect. Therefore, our actual profits (or potentially, losses) in issuing the Notes cannot be determined as of the trade date and any such differential between the estimated initial value and the issue price of the Notes as of the trade date does not reflect our actual profits. Ultimately, our actual profits will be known only at the maturity of the Notes.

Risks Relating to Liquidity and Secondary Market Price Considerations

♦There may be little or no secondary market for the Notes — The Notes will not be listed or displayed on any securities exchange or any electronic communications network. There can be no assurance that a secondary market for the Notes will develop. UBS Securities LLC and its affiliates intend, but are not required, to make a market in the Notes and may stop making a market at any time. If you are able to sell your Notes prior to maturity you may have to sell them at a substantial loss. The estimated initial value of the Notes does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Notes in any secondary market at any time.

♦The price at which UBS Securities LLC and its affiliates may offer to buy the Notes in the secondary market (if any) may be greater than UBS’ valuation of the Notes at that time, greater than any other secondary market prices provided by unaffiliated dealers (if any) and, depending on your broker, greater than the valuation provided on your customer account statements — For a limited period of time following the issuance of the Notes, UBS Securities LLC or its affiliates may offer to buy or sell such Notes at a price that exceeds (i) our valuation of the Notes at that time based on our internal pricing models, (ii) any secondary market prices provided by unaffiliated dealers (if any) and (iii) depending on your broker, the valuation provided on customer account statements. The price that UBS Securities LLC may initially offer to buy such Notes following issuance will exceed the valuations indicated by our internal pricing models due to the inclusion for a limited period of time of the aggregate value of the underwriting discount, hedging costs, issuance costs and theoretical projected trading profit. The portion of such amounts included in our price will decline to zero on a straight line basis over a period ending no later than the date specified under “Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any).” Thereafter, if UBS Securities LLC or an affiliate makes secondary markets in the Notes, it will do so at prices that reflect our estimated value determined by reference to our internal pricing models at that time. The temporary positive differential relative to our internal pricing models arises from requests from and arrangements made by UBS Securities LLC with the selling agents of structured debt securities such as the Notes. As described above, UBS Securities LLC and its affiliates intend, but are not required, to make a market for the Notes and may stop making a market at any time. The price at which UBS Securities LLC or an affiliate may make secondary markets at any time (if at all) will also reflect its then current bid-ask spread for similar sized trades of structured debt securities. UBS Securities LLC reflects this temporary positive differential on its customer statements. Investors should inquire as to the valuation provided on customer account statements provided by unaffiliated dealers.

♦Economic and market factors affecting the terms and market price of Notes prior to maturity — Because structured notes, including the Notes, can be thought of as having a debt component and a derivative component, factors that influence the values of debt instruments and options and other derivatives will also affect the terms and features of the Notes at issuance and the market price of the Notes prior to maturity. These factors include the levels of the underlying assets and the underlying constituents; the volatility of the underlying assets and the underlying constituents; any expected dividends on the underlying constituents; the correlation of the underlying assets; the time remaining to the maturity of the Notes; interest rates in the markets; geopolitical conditions and economic, financial, political, force majeure and regulatory or judicial events; the creditworthiness of UBS; the then current bid-ask spread for the Notes and the factors discussed under “—Risks Relating to Hedging Activities and Conflicts of Interest — Potential conflicts of interest” below. These and other factors are unpredictable and interrelated and may offset or magnify each other.

♦Impact of fees and the use of internal funding rates rather than secondary market credit spreads on secondary market prices — All other things being equal, the use of the internal funding rates described above under “— Estimated Value Considerations” as well as the inclusion in the issue price of the underwriting compensation, hedging costs, issuance and other costs and any projected profits are, subject to the temporary mitigating effect of UBS Securities LLC’s and its affiliates’ market making premium, expected to reduce the price at which you may be able to sell the Notes in any secondary market.

Risks Relating to Hedging Activities and Conflicts of Interest

♦Potential UBS impact on price — Trading or transactions by UBS or its affiliates in any underlying asset or underlying constituent, as applicable, listed and/or over-the-counter options, futures, exchange-traded funds or other instruments with returns linked to the performance of any underlying asset or underlying constituent, as applicable, may adversely affect the levels of the underlying assets and, therefore, the market value of, and return on, the Notes.

♦Potential conflicts of interest — UBS and its affiliates may engage in business with any underlying constituent issuer, which may present a conflict between the interests of UBS and you, as a holder of the Notes. There are also potential conflicts of interest between you and the calculation agent, which will be an affiliate of UBS. The calculation agent will determine whether the Notes are subject to an automatic call and the payment at maturity of the Notes, if any, based on observed closing levels of the underlying assets. The calculation agent can postpone the determination of the terms of the Notes if a market disruption event occurs and is continuing on the trade date, any observation date or the final valuation date. As UBS determines the economic terms of the Notes, including the call return rate, call threshold levels and downside thresholds, and such terms include the underwriting compensation, hedging costs, issuance and other costs and projected profits, the Notes represent a package of economic terms. There are other potential conflicts of interest insofar as an investor could potentially get better economic terms if that investor entered into exchange-traded and/or OTC derivatives or other instruments with third parties, assuming that such instruments were available and the investor had the ability to assemble and enter into such instruments. Additionally, UBS and its affiliates act in various capacities with respect to the Notes, including as a principal, agent or dealer in connection with the sale of the Notes. Such affiliates, and any other third-party dealers, will derive compensation from the distribution of the Notes and such compensation may serve as an incentive to sell these Notes instead of other investments. Furthermore, given that UBS Securities LLC and its affiliates temporarily maintain a market making premium, it may have the effect of discouraging UBS Securities LLC and its affiliates from recommending sale of your Notes in the secondary market.

♦Potentially inconsistent research, opinions or recommendations by UBS — UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of, and return on, the Notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Notes and the underlying assets.

Risks Relating to General Credit Characteristics

♦Credit risk of UBS — The Notes are unsubordinated, unsecured debt obligations of UBS and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any repayment of principal, depends on the ability of UBS to satisfy its obligations as they come due. As a result, UBS’ actual and perceived creditworthiness may affect the market value of the Notes. If UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes and you could lose all of your initial investment.

♦The Notes are not bank deposits — An investment in the Notes carries risks which are very different from the risk profile of a bank deposit placed with UBS or its affiliates. The Notes have different yield and/or return, liquidity and risk profiles and would not benefit from any protection provided to deposits.

♦If UBS experiences financial difficulties, FINMA has the power to open restructuring or liquidation proceedings in respect of, and/or impose protective measures in relation to, UBS, which proceedings or measures may have a material adverse effect on the terms and market value of the Notes and/or the ability of UBS to make payments thereunder — The Swiss Financial Market Supervisory Authority (“FINMA”) has broad statutory powers to take measures and actions in relation to UBS if (i) it concludes that there is justified concern that UBS is over-indebted or has serious liquidity problems or (ii) UBS fails to fulfill the applicable capital adequacy requirements (whether on a standalone or consolidated basis) after expiry of a deadline set by FINMA. If one of these pre-requisites is met, FINMA is authorized to open restructuring proceedings or liquidation (bankruptcy) proceedings in respect of, and/or impose protective measures in relation to, UBS. The Swiss Banking Act grants significant discretion to FINMA in connection with the aforementioned proceedings and measures. In particular, a broad variety of protective measures may be imposed by FINMA, including a bank moratorium or a maturity postponement, which measures may be ordered by FINMA either on a stand-alone basis or in connection with restructuring or liquidation proceedings. The resolution regime of the Swiss Banking Act is further detailed in Ordinance of 30 August 2012 of FINMA on the Insolvency of Banks and Securities Dealers, as amended (the “Swiss Banking Insolvency Ordinance”). In restructuring proceedings, FINMA, as resolution authority, is competent to approve the resolution plan. The resolution plan may, among other things, provide for (a) the transfer of all or a portion of UBS’ assets, debts, other liabilities and contracts (which may or may not include the contractual relationship between UBS and the holders of Notes) to another entity, (b) a stay (for a maximum of two business days) on the termination of contracts to which UBS is a party, and/or the exercise of (w) rights to terminate, (x) netting rights, (y) rights to enforce or dispose of collateral or (z) rights to transfer claims, liabilities or collateral under contracts to which UBS is a party, (c) the conversion of UBS’ debt and/or other obligations, including its obligations under the Notes, into equity (a “debt-to-equity” swap), and/or (d) the partial or full write-off of obligations owed by UBS (a “write-off”), including its obligations under the Notes. The Swiss Banking Insolvency Ordinance provides that a debt-to-equity swap and/or a write-off of debt and other obligations (including the Notes) may take place only after (i) all debt instruments issued by UBS qualifying as additional tier 1 capital or tier 2 capital have been converted into equity or written-off, as applicable, and (ii) the existing equity of UBS has been fully cancelled. While the Swiss Banking Insolvency Ordinance does not expressly address the order in which a write-off of debt instruments other than debt instruments qualifying as additional tier 1 capital or tier 2 capital should occur, it states that debt-to-equity swaps should occur in the following order: first, all subordinated claims not qualifying as regulatory capital; second, all other claims not excluded by law from a debt-to-equity swap (other than deposits); and third, deposits (in excess of the amount privileged by law). However, given the broad discretion granted to FINMA as the resolution authority, any restructuring plan in respect of UBS could provide that the claims under or in connection with the Notes will be partially or fully converted into equity or written-off, while preserving other obligations of UBS that rank pari passu with, or even junior to, UBS’ obligations under the Notes. Consequently, the exercise of any such powers by FINMA or any suggestion of any such exercise could materially adversely affect the rights of holders of the Notes, the price or value of their investment in the Notes and/or the ability of UBS to satisfy its obligations under the Notes and could lead to holders losing some or all of their investment in the Notes. In the case of restructuring proceedings with respect to a systemically important Swiss bank (such as UBS), the creditors whose claims are affected by the restructuring plan will not have a right to vote on, reject, or seek the suspension of the restructuring plan. In addition, if a restructuring plan has been approved by FINMA, the rights of a creditor to seek judicial review of the restructuring plan (e.g., on the grounds that the plan would unduly prejudice the rights of holders of Notes or otherwise be in violation of the Swiss Banking Act) are very limited. In particular, a court may not suspend the implementation of the restructuring plan. Furthermore, even if a creditor successfully challenges the restructuring plan, the court can only require the relevant creditor to be compensated ex post and there is currently no guidance as to on what basis such compensation would be calculated or how it would be funded.

Risks Relating to U.S. Federal Income Taxation

♦Uncertain tax treatment — Significant aspects of the tax treatment of the Notes are uncertain. You should consult your tax advisor about your tax situation. See “What Are the Tax Consequences of the Notes?” herein and “Material U.S. Federal Income Tax Consequences”, including the section “— Securities Treated as Prepaid Derivatives or Prepaid Forwards”, in the accompanying product supplement.

Hypothetical Examples of How the Notes Might Perform

The below examples are based on hypothetical terms. The actual terms will be set on the trade date and will be indicated on the cover of the final pricing supplement.

The examples below illustrate the payment upon an automatic call or at maturity for a $1,000 Note on a hypothetical offering of the Notes, with the following assumptions (amounts may have been rounded for ease of reference):

Principal Amount:	$1,000
Term:	Approximately 5 years
Call Return Rate:	6.00% per annum
Observation Dates:	Semiannually (beginning after 12 months)
Initial Level:
Underlying Asset A: Underlying Asset B:	1,000.00 4,000.00
Call Threshold Level:
Underlying Asset A:	900.00 (which is equal to 90.00% of its Initial Level)
Underlying Asset B:	3,600.00 (which is equal to 90.00% of its Initial Level)
Downside Threshold:
Underlying Asset A: Underlying Asset B:	750.00 (which is equal to 75.00% of its Initial Level) 3,000.00 (which is equal to 75.00% of its Initial Level)

Example 1 — The Closing Level of each Underlying Asset is equal to or greater than its Call Threshold Level on the Observation Date corresponding to the first potential Call Settlement Date.

Date	Closing Level	Payment (per Note)
First Observation Date	Underlying Asset A: 990.00 (equal to or greater than Call Threshold Level) Underlying Asset B: 4,320.00 (equal to or greater than Call Threshold Level)	$1,060.00 (Call Price)
	Total Payment:	$1,060.00 (6.00% total return)

Because the Notes are subject to an automatic call following the first observation date, UBS will pay you on the call settlement date a total of $1,060.00 per Note (reflecting your principal amount plus the applicable call return), for a total return of 6.00% on the Notes. You will not receive any further payments on the Notes.

Example 2 — The Closing Level of each Underlying Asset is equal to or greater than its Call Threshold Level on the Observation Date corresponding to the second potential Call Settlement Date.

Date	Closing Level	Payment (per Note)
First Observation Date	Underlying Asset A: 810.00 (less than Call Threshold Level) Underlying Asset B: 4,500.00 (equal to or greater than Call Threshold Level)	$0.00
Second Observation Date	Underlying Asset A: 1,125.00 (equal to or greater than Call Threshold Level) Underlying Asset B: 4,320.00 (equal to or greater than Call Threshold Level)	$1,090.00 (Call Price)
	Total Payment:	$1,090.00 (9.00% total return)

Because the Notes are subject to an automatic call following the second observation date, UBS will pay you on the call settlement date a total of $1,090.00 per Note (reflecting your principal amount plus the applicable call return), for a total return of 9.00% on the Notes. You will not receive any further payments on the Notes.

Example 3 — The Closing Level of each Underlying Asset is equal to or greater than its Call Threshold Level on the Final Valuation Date.

Date	Closing Level	Payment (per Note)
First Observation Date	Underlying Asset A: 1,125.00 (equal to or greater than Call Threshold Level) Underlying Asset B: 2,880.00 (less than Call Threshold Level)	$0.00
Second through Eighth Observation Date	Underlying Asset A: Various (all equal to or greater than Call Threshold Level) Underlying Asset B: Various (all less than Call Threshold Level)	$0.00
Final Valuation Date	Underlying Asset A: 990.00 (equal to or greater than Call Threshold Level and Downside Threshold) Underlying Asset B: 4,320.00 (equal to or greater than Call Threshold Level and Downside Threshold)	$1,300.00 (Call Price)
	Total Payment:	$1,300.00 (30.00% total return)

Because the Notes are subject to an automatic call following the final valuation date, UBS will pay you on the call settlement date (which is also the maturity date) a total of $1,300.00 per Note (reflecting your principal amount plus the applicable call return), for a total return of 30.00% on the Notes.

Example 4 — The Notes are NOT subject to an Automatic Call and the Final Level of each Underlying Asset is equal to or greater than its Downside Threshold.

Date	Closing Level	Payment (per Note)
First Observation Date	Underlying Asset A: 675.00 (less than Call Threshold Level) Underlying Asset B: 4,500.00 (equal to or greater than Call Threshold Level)	$0.00
Second through Eighth Observation Date	Underlying Asset A: Various (all equal to or greater than Call Threshold Level) Underlying Asset B: Various (all less than Call Threshold Level)	$0.00
Final Valuation Date

Underlying Asset A: 990.00 (equal to or greater than Call Threshold Level and Downside Threshold)

Underlying Asset B: 3,240.00 (less than Call Threshold Level; equal to or greater than Downside Threshold)

		$1,000.00 (Payment at Maturity)
	Total Payment:	$1,000.00 (0.00% total return)

Because the Notes are not subject to an automatic call and the final level of each underlying asset is equal to or greater than its downside threshold, at maturity, UBS will pay you a total of $1,000.00 per Note (reflecting your principal amount), for a total return of 0.00% on the Notes.

Example 5 — The Notes are NOT subject to an Automatic Call and the Final Level of at least one Underlying Asset is less than its Downside Threshold.

Date	Closing Level	Payment (per Note)
First Observation Date	Underlying Asset A: 720.00 (less than Call Threshold Level) Underlying Asset B: 4,500.00 (equal to or greater than Call Threshold Level)	$0.00
Second through Eighth Observation Date	Underlying Asset A: Various (all equal to or greater than Call Threshold Level) Underlying Asset B: Various (all less than Call Threshold Level)	$0.00
Final Valuation Date	Underlying Asset A: 400.00 (less than Call Threshold Level and Downside Threshold) Underlying Asset B: 4,500.00 (equal to or greater than Call Threshold Level and Downside Threshold)	$1,000 × [1 + Underlying Return of the Least Performing Underlying Asset] = $1,000 × [1 + (-60.00%)] = $1,000 × 40.00% = $400.00 (Payment at Maturity)
	Total Payment:	$400.00 (60.00% loss)

Because the Notes are not subject to an automatic call and the final level of at least one underlying asset is less than its downside threshold, at maturity you will be exposed to the negative return of the least performing underlying asset and UBS will pay you $400.00 per Note, for a loss on the Notes of 60.00%.

We make no representation or warranty as to which of the underlying assets will be the least performing underlying asset for the purposes of calculating your actual payment at maturity.

Investing in the Notes involves significant risks. The Notes differ from ordinary debt securities in that UBS is not necessarily obligated to repay the full amount of your initial investment. If the Notes are not subject to an automatic call, you may lose a significant portion or all of your investment. Specifically, if the Notes are not subject to an automatic call and the final level of any underlying asset is less than its downside threshold, you will lose a percentage of your principal amount equal to the underlying return of the least performing underlying asset and, in extreme situations, you could lose all of your initial investment.

You will be exposed to the market risk of each underlying asset on each observation date, including the final valuation date, and any decline in the level of one underlying asset may negatively affect your return and will not be offset or mitigated by a lesser decline or any potential increase in the level of any other underlying asset. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its obligations, you may not receive any amounts owed to you under the Notes and you could lose all of your initial investment.

Information About the Underlying Assets

All disclosures contained in this document regarding each underlying asset are derived from publicly available information. UBS has not conducted any independent review or due diligence of any publicly available information with respect to any underlying asset. You should make your own investigation into each underlying asset.

Included below is a brief description of each underlying asset. This information has been obtained from publicly available sources. Set forth below for each underlying asset is a graph that illustrates the past performance for such underlying asset. The information given below is for the period indicated. We obtained the past performance information set forth below from Bloomberg Professional® service (“Bloomberg”) without independent verification. You should not take the historical levels of any underlying asset as an indication of future performance.

MSCI® Emerging Markets IndexSM

We have derived all information contained herein regarding the MSCI® Emerging Markets IndexSM (“MXEF”) including, without limitation, its make-up, method of calculation and changes in its components from publicly available information. Such information reflects the policies of, and is subject to change by MSCI Inc. (its “index sponsor” or “MSCI”). MXEF is published by MSCI, but MSCI has no obligation to continue to publish MXEF, and may discontinue publication of MXEF at any time. MSEF is determined, comprised and calculated by MSCI without regard to this instrument.

As discussed more fully in the index supplement under the heading “Underlying Indices and Underlying Index Publishers — Non-U.S. Indices — MSCI Indexes” and “ — MSCI® Emerging Markets IndexSM”, MXEF is a stock index calculated, published and disseminated daily by MSCI, through numerous data vendors, on the MSCI website and in real time on Bloomberg and Reuters Limited. MXEF is a free float adjusted market capitalization index designed to measure equity market performance in the global emerging markets and is one of the MSCI Global Investable Market Indices.

MXEF is considered a “standard” index, which means it consists of all eligible large-capitalization and mid-capitalization stocks, as determined by MSCI, in the relevant market. MXEF has a base date of December 31, 1987. Select information regarding top constituents and industry and/or sector weightings may be made available by the index sponsor on its website.

Information from outside sources is not incorporated by reference in, and should not be considered part of, this document or any document incorporated herein by reference. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the underlying asset.

Historical Information

The graph below illustrates the performance of MXEF from January 1, 2013 through October 25, 2023, based on the daily closing levels as reported by Bloomberg, without independent verification. UBS has not conducted any independent review or due diligence of any publicly available information obtained from Bloomberg. The closing level of MXEF on October 25, 2023 was 920.78 (its “hypothetical initial level”). The dotted lines respectively represent its hypothetical call threshold level of 828.70, which is equal to 90.00% of its hypothetical initial level, and its hypothetical downside threshold of 690.59, which is equal to 75.00% of its hypothetical initial level. Its actual initial level, call threshold level and downside threshold will be determined on the trade date. Past performance of the underlying asset is not indicative of the future performance of the underlying asset during the term of the Notes.

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EURO STOXX 50® Index

We have derived all information contained herein regarding the EURO STOXX 50® Index (“SX5E”), including without limitation, its make-up, method of calculation and changes in its components from publicly available information. Such information reflects the policies of, and is subject to change by STOXX Limited. STOXX Limited has no obligation to continue to publish the SX5E, and may discontinue publication of the SX5E at any time. The SX5E is determined, comprised and calculated by STOXX Limited without regard to this instrument.

As discussed more fully in the accompanying index supplement under the heading “Underlying Indices and Underlying Index Publishers — Non-U.S. Indices — EURO STOXX 50® Index”, the SX5E covers 50 stocks of market sector leaders mainly from 11 Eurozone countries: Austria, Belgium, Finland, France, Germany, Ireland, Italy, Luxembourg, the Netherlands, Portugal and Spain. The SX5E captures a selection of the largest stocks among the 20 EURO STOXX regional Supersector indices. The largest stocks within those indices are added to the selection list until coverage is approximately 60% of the free float market capitalization of the corresponding EURO STOXX Total Market Index (the “EURO STOXX TMI”) Supersector Index and from that selection list the 50 stocks are selected. The SX5E universe is defined as all components of the 20 EURO STOXX Regional Supersector indices. The EURO STOXX Supersector indices represent the Eurozone portion of the STOXX 600 Supersector indices, which contain the 600 largest stocks traded on the major exchanges of 18 European countries. Each component’s weight is capped at 10% of the SX5E’s total free-float market capitalization. Additional information regarding the SX5E may be obtained from the STOXX Limited website: stoxx.com. We are not incorporating by reference the website or any material it includes in this pricing supplement.

Select information regarding top constituents, country, industry and/or sector weightings may be made available on the index sponsor’s website.

Information from outside sources is not incorporated by reference in, and should not be considered part of, this document or any document incorporated herein by reference. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the underlying asset.

Historical Information

The graph below illustrates the performance of SX5E from January 1, 2013 through October 25, 2023, based on the daily closing levels as reported by Bloomberg, without independent verification. UBS has not conducted any independent review or due diligence of any publicly available information obtained from Bloomberg. The closing level of SX5E on October 25, 2023 was 4,073.35 (its “hypothetical initial level”). The dotted lines respectively represent its hypothetical call threshold level of 3,666.02, which is equal to 90.00% of its hypothetical initial level, and its hypothetical downside threshold of 3,055.01, which is equal to 75.00% of its hypothetical initial level. Its actual initial level, call threshold level and downside threshold will be determined on the trade date. Past performance of the underlying asset is not indicative of the future performance of the underlying asset during the term of the Notes.

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Correlation of the Underlying Assets

The graph below illustrates the daily performance of the underlying assets from January 1, 2013 through October 25, 2023. For comparison purposes, each underlying asset has been normalized to have a closing level of 100.00 on January 1, 2013 by dividing the closing level of that underlying asset on each trading day by the closing level of that underlying asset on January 1, 2013 and multiplying by 100.00. We obtained the closing levels used to determine the normalized closing levels set forth below from Bloomberg, without independent verification.

The closer the relationship of the daily returns of the underlying assets over a given period, the more positively correlated those underlying assets are. The lower (or more negative) the correlation of the underlying assets, the less likely it is that those underlying assets will move in the same direction and therefore, the greater the potential for the closing level or final level of one of those underlying assets to be less than its call threshold level on any observation date or its downside threshold on the final valuation date, respectively. This is because the less positively correlated the underlying assets are, the greater the likelihood that at least one of the underlying assets will decrease in value. However, even if the underlying assets have a higher positive correlation, the closing level or final level of one or more of the underlying assets might be less than its call threshold level on any observation date or its downside threshold on the final valuation date, respectively, as the underlying assets may decrease in value together. Although the correlation of the underlying assets’ performance may change over the term of the Notes, the correlations referenced in setting the terms of the Notes are calculated using UBS’ internal models at the time when the terms of the Notes are set and are not derived from the daily returns of the underlying assets over the period set forth below. A higher call return rate is generally associated with lower correlation of the underlying assets, which reflects a greater potential that the Notes will not be subject to an automatic call and that you will suffer a loss on your investment at maturity. See “Key Risks — Risks Relating to Return Characteristics — A higher call return rate or lower downside thresholds or call threshold levels may reflect greater expected volatility of each of the underlying assets, and greater expected volatility generally indicates an increased risk of loss at maturity”, “— Risks Relating to Characteristics of the Underlying Assets — You are exposed to the market risk of each underlying asset” and “— Risks Relating to Characteristics of the Underlying Assets — Because the Notes are linked to the least performing underlying asset, you are exposed to a greater risk of not receiving the call return and losing a significant portion or all of your initial investment at maturity than if the Notes were linked to a single underlying asset“ herein.

Past performance of the underlying assets is not indicative of the future performance of the underlying assets.

What Are the Tax Consequences of the Notes?

The U.S. federal income tax consequences of your investment in the Notes are uncertain. There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as the Notes. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Material U.S. Federal Income Tax Consequences”, including the section “— Securities Treated as Prepaid Derivatives or Prepaid Forwards”, in the accompanying product supplement and to discuss the tax consequences of your particular situation with your tax advisor. This discussion is based upon the U.S. Internal Revenue Code of 1986, as amended (the “Code”), final, temporary and proposed U.S. Department of the Treasury (the “Treasury”) regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and non-U.S. laws are not addressed herein. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been sought as to the U.S. federal income tax consequences of your investment in the Notes, and the following discussion is not binding on the IRS.

U.S. Tax Treatment. Pursuant to the terms of the Notes, UBS and you agree, in the absence of a statutory or regulatory change or an administrative determination or judicial ruling to the contrary, to characterize the Notes as prepaid derivative contracts with respect to the underlying assets. If your Notes are so treated, you should generally recognize capital gain or loss upon the taxable disposition of your Notes in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Notes. Such gain or loss should generally be long-term capital gain or loss if you have held your Notes for more than one year (otherwise such gain or loss should be short-term capital gain or loss if held for one year or less). The deductibility of capital losses is subject to limitations.

We will not attempt to ascertain whether any underlying constituent issuer would be treated as a “passive foreign investment company” (a “PFIC”) within the meaning of Section 1297 of the Code or as a “United States real property holding corporation” (a “USRPHC”) within the meaning of Section 897 of the Code. If any such entity were so treated, certain adverse U.S. federal income tax consequences might apply, to a U.S. holder in the case of a PFIC and to a non-U.S. holder in the case of a USRPHC, upon the taxable disposition of a Note. Both U.S. holders and non-U.S. holders should refer to information filed with the SEC or the equivalent governmental authority by any such entity and consult their tax advisors regarding the possible consequences to them in the event that any such entity is or becomes a PFIC or USRPHC.

Based on certain factual representations received from us, our special U.S. tax counsel, Cadwalader, Wickersham & Taft LLP, is of the opinion that it would be reasonable to treat your Notes in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Notes, it is possible that your Notes could alternatively be treated for tax purposes as a single contingent payment debt instrument or pursuant to some other characterization, such that the timing and character of your income from the Notes could differ materially and adversely from the treatment described above, as described further under “Material U.S. Federal Income Tax Consequences”, including the section “— Securities Treated as Prepaid Derivatives or Prepaid Forwards” in the accompanying product supplement.

Except to the extent otherwise required by law, UBS intends to treat your Notes for U.S. federal income tax purposes in accordance with the treatment described above and under “Material U.S. Federal Income Tax Consequences — Securities Treated as Prepaid Derivatives or Prepaid Forwards” in the accompanying product supplement unless and until such time as the IRS and the Treasury determine that some other treatment is more appropriate.

Notice 2008-2. In 2007, the IRS released a notice that may affect the taxation of holders of the Notes. According to Notice 2008-2, the IRS and the Treasury are actively considering whether the holder of an instrument such as the Notes should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Notes will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The IRS and the Treasury are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether non-U.S. holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Code should be applied to such instruments. Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the significance, and potential impact of the above considerations.

Medicare Tax on Net Investment Income. U.S. holders that are individuals, estates or certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income,” which may include any income or gain realized with respect to the Notes, to the extent of their net investment income that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), $125,000 for a married individual filing a separate return or the dollar amount at which the highest tax bracket begins for an estate or trust. The 3.8% Medicare tax is determined in a different manner than the income tax. U.S. holders should consult their tax advisors as to the consequences of the 3.8% Medicare tax.

Specified Foreign Financial Assets. U.S. holders may be subject to reporting obligations with respect to their Notes if they do not hold their Notes in an account maintained by a financial institution and the aggregate value of their Notes and certain other “specified foreign financial assets” (applying certain attribution rules) exceeds an applicable threshold. Significant penalties can apply if a U.S. holder is required to disclose its Notes and fails to do so.

Non-U.S. Holders. Subject to Section 871(m) of the Code and “FATCA”, discussed below, if you are a non-U.S. holder you should generally not be subject to U.S. withholding tax with respect to payments on your Notes or to generally applicable information reporting and backup withholding requirements with respect to payments on your Notes if you comply with certain certification and identification requirements as to your non-U.S. status (by providing us (and/or the applicable withholding agent) with a fully completed and duly executed applicable IRS Form W-8). Subject to Section 871(m) of the Code, discussed below, gain realized from the taxable disposition of a Note generally should not be subject to U.S. tax unless (i) such gain is effectively connected with a trade or business conducted by the non-U.S. holder in the U.S., (ii) the non-U.S. holder is a non-resident alien individual and is present in the U.S. for 183 days or more during the taxable year of such taxable disposition and certain other conditions are satisfied or (iii) the non-U.S. holder has certain other present or former connections with the U.S.

Section 871(m). A 30% withholding tax (which may be reduced by an applicable income tax treaty) is imposed under Section 871(m) of the Code on certain “dividend equivalents” paid or deemed paid to a non-U.S. holder with respect to a “specified equity-linked instrument” that references one or more dividend-paying U.S. equity securities or indices containing U.S. equity securities. The withholding tax can apply even if the instrument does not provide for payments that reference dividends. Treasury regulations provide that the withholding tax applies to all dividend equivalents paid or deemed paid on specified equity-linked instruments that have a delta of one (“delta-one specified equity-linked instruments”) issued after 2016 and to all dividend equivalents paid or deemed paid on all other specified equity-linked instruments issued after 2017. However, the IRS has issued guidance that states that the Treasury and the IRS intend to amend the effective dates of the Treasury regulations to provide that withholding on dividend equivalents paid or deemed paid will not apply to specified equity-linked instruments that are not delta-one specified equity-linked instruments and are issued before January 1, 2025.

Based on our determination that the Notes are not “delta-one” with respect to any underlying asset or any underlying constituents, our special U.S. tax counsel is of the opinion that the Notes should not be delta-one specified equity-linked instruments and thus should not be subject to withholding on dividend equivalents. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Furthermore, the application of Section 871(m) of the Code will depend on our determinations on the date the terms of the Notes are set. If withholding is required, we will not make payments of any additional amounts.

Nevertheless, after the date the terms are set, it is possible that your Notes could be deemed to be reissued for tax purposes upon the occurrence of certain events affecting an underlying asset, the underlying constituents or your Notes, and following such occurrence your Notes could be treated as delta-one specified equity-linked instruments that are subject to withholding on dividend equivalents. It is also possible that withholding tax or other tax under Section 871(m) of the Code could apply to the Notes under these rules if a non-U.S. holder enters, or has entered, into certain other transactions in respect of an underlying asset, any underlying constituents or the Notes. A non-U.S. holder that enters, or has entered, into other transactions in respect of an underlying asset, any underlying constituents or the Notes should consult its tax advisor regarding the application of Section 871(m) of the Code to its Notes in the context of its other transactions.

Because of the uncertainty regarding the application of the 30% withholding tax on dividend equivalents to the Notes, you are urged to consult your tax advisor regarding the potential application of Section 871(m) of the Code and the 30% withholding tax to an investment in the Notes.

Foreign Account Tax Compliance Act. The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S.-source payments, including interest (and original issue discount), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S.-source interest or dividends) and “passthru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees (or is required), among other things, to disclose the identity of any U.S. individual with an account of the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or do not certify that they do not have any substantial U.S. owners) to withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.

Pursuant to final and temporary Treasury regulations and other IRS guidance, the withholding and reporting requirements under FATCA will generally apply to certain “withholdable payments”, will not apply to gross proceeds on a sale or disposition, and will apply to certain foreign passthru payments only to the extent that such payments are made after the date that is two years after final regulations defining the term “foreign passthru payment” are published. If withholding is required, we (or the applicable paying agent) will not be required to pay additional amounts with respect to the amounts so withheld. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the U.S. governing FATCA may be subject to different rules.

Investors should consult their tax advisors about the application of FATCA, in particular if they may be classified as financial institutions (or if they hold their Notes through a foreign entity) under the FATCA rules.

Proposed Legislation. In 2007, legislation was introduced in Congress that, if it had been enacted, would have required holders of Notes purchased after the bill was enacted to accrue interest income over the term of the Notes despite the fact that there will be no interest payments over the term of the Notes.

Furthermore, in 2013, the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments. If it had been enacted, the effect of this legislation generally would have been to require instruments such as the Notes to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions.

It is not possible to predict whether any similar or identical bills will be enacted in the future, or whether any such bill would affect the tax treatment of your Notes. You are urged to consult your tax advisor regarding the possible changes in law and their possible impact on the tax treatment of your Notes.

Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the application of U.S. federal income tax laws to their particular situations, as well as any tax consequences of the purchase, beneficial ownership and disposition of the Notes arising under the laws of any state, local, non-U.S. or other taxing jurisdiction (including those of the underlying constituent issuers).

Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any)

We will agree to sell to UBS Securities LLC, and UBS Securities LLC will agree to purchase, all of the Notes at the issue price to the public. Our affiliate, UBS Securities LLC, will agree to resell the Notes to one or more unaffiliated third-party dealers. UBS Securities LLC will pay such third-party dealer(s) a structuring fee in the amount indicated on the cover hereof per Note with respect to some or all of the Notes. The structuring fee will be deducted from amounts remitted to UBS. All sales of the Notes will be made to certain fee-based advisory accounts for which an unaffiliated third-party is an advisor. Additionally, we or one of our affiliates will pay a fee to an unaffiliated broker-dealer for providing certain electronic platform services with respect to this offering.

Conflicts of Interest — UBS Securities LLC is an affiliate of UBS and, as such, has a “conflict of interest” in this offering within the meaning of Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. In addition, UBS will receive the net proceeds (excluding the underwriting compensation) from the initial public offering of the Notes, thus creating an additional conflict of interest within the meaning of FINRA Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of FINRA Rule 5121. UBS Securities LLC is not permitted to sell Notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

UBS Securities LLC and its affiliates may offer to buy or sell the Notes in the secondary market (if any) at prices greater than UBS’ internal valuation — The value of the Notes at any time will vary based on many factors that cannot be predicted. However, the price (not including UBS Securities LLC’s or any affiliates’ customary bid-ask spreads) at which UBS Securities LLC or any affiliate would offer to buy or sell the Notes immediately after the trade date in the secondary market is expected to exceed the estimated initial value of the Notes as determined by reference to our internal pricing models. The amount of the excess will decline to zero on a straight line basis over a period ending no later than 6 months after the trade date, provided that UBS Securities LLC may shorten the period based on various factors, including the magnitude of purchases and other negotiated provisions with selling agents. Notwithstanding the foregoing, UBS Securities LLC and its affiliates intend, but are not required to make a market for the Notes and may stop making a market at any time. For more information about secondary market offers and the estimated initial value of the Notes, see “Key Risks — Estimated Value Considerations” and “— Risks Relating to Liquidity and Secondary Market Price Considerations” herein.

Prohibition of Sales to EEA & UK Retail Investors — The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); (ii) a customer within the meaning of Directive 2002/92/EC, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Directive 2003/71/EC, as amended. Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “EU PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the EU PRIIPs Regulation.

The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (the “UK”). For these purposes, a retail investor in the UK means a person who is one (or more) of: (i) a retail client as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018, subject to amendments made by the Markets in Financial Instruments (Amendment) (EU Exit) Regulations 2018 (SI 2018/1403), as may be amended or superseded from time to time (the “EUWA”); (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (the “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of UK domestic law by virtue of the EUWA; or (iii) not a qualified investor as defined in Article 2 of the Prospectus Regulation as it forms part of domestic law by virtue of the EUWA (“UK Prospectus Regulation”). Consequently, no key information document required by the PRIIPs Regulation as it forms part of UK domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation.

You should rely only on the information incorporated by reference or provided in this preliminary pricing supplement, the accompanying product supplement, the index supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these Notes in any state where the offer is not permitted. You should not assume that the information in this preliminary pricing supplement is accurate as of any date other than the date on the front of the document.

TABLE OF CONTENTS

Preliminary Pricing Supplement
Investment Description	i
Features	i
Key Dates	i
Note Offering	i
Additional Information About UBS and the Notes	ii
Investor Suitability	1
Preliminary Terms	2
Investment Timeline	3
Key Risks	4
Hypothetical Examples of How the Notes Might Perform	9
Information About the Underlying Assets	12
Correlation of the Underlying Assets	17
What Are the Tax Consequences of the Notes?	18
Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any)	20

Product Supplement
Product Supplement Summary	PS-1
Specific Terms of Each Security Will Be Described in the Applicable Supplements	PS-1
The Securities are Part of a Series	PS-1
Denomination	PS-2
Coupons	PS-2
Early Redemption	PS-3
Payment at Maturity for the Securities	PS-3
Defined Terms Relating to Payment on the Securities	PS-4
Valuation Dates	PS-5
Valuation Periods	PS-6
Payment Dates	PS-6
Closing Level	PS-7
Intraday Level	PS-7
What are the Tax Consequences of the Securities?	PS-8
Risk Factors	PS-9
General Terms of the Securities	PS-26
Use of Proceeds and Hedging	PS-52
Material U.S. Federal Income Tax Consequences	PS-53
Certain ERISA Considerations	PS-76
Supplemental Plan of Distribution (Conflicts of Interest)	PS-77

Index Supplement
Index Supplement Summary	IS-1
Underlying Indices And Underlying Index Publishers	IS-2
Dow Jones Industrial AverageTM	IS-2
Nasdaq-100 Index®	IS-6
Russell 2000® Index	IS-13
S&P 500® Index	IS-18
Non-U.S. Indices	IS-25
EURO STOXX 50® Index	IS-25
FTSETM 100 Index	IS-30
MSCI Indexes	IS-34
MSCI-EAFE® Index	IS-34
MSCI® Emerging Markets IndexSM	IS-34
MSCI® Europe Index	IS-35

Prospectus
Introduction	1
Cautionary Note Regarding Forward-Looking Statements	3
Incorporation of Information About UBS AG	4
Where You Can Find More Information	5
Presentation of Financial Information	6
Limitations on Enforcement of U.S. Laws Against UBS AG, Its Management and Others	6
UBS	6
Swiss Regulatory Powers	9
Use of Proceeds	10
Description of Debt Securities We May Offer	10
Description of Warrants We May Offer	31
Legal Ownership and Book-Entry Issuance	47
Considerations Relating to Indexed Securities	52
Considerations Relating to Floating Rate Securities	55
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	57
U.S. Tax Considerations	59
Tax Considerations Under the Laws of Switzerland	70
Benefit Plan Investor Considerations	72
Plan of Distribution	73
Validity of the Securities	76
Experts	76

$• UBS AG

Trigger Autocallable Notes due on or about November 22, 2028

Preliminary Pricing Supplement dated October 27, 2023
(To Product Supplement dated May 27, 2022,
Index Supplement dated May 27, 2022
and Prospectus dated May 27, 2022)

UBS Investment Bank
UBS Securities LLC